|==============================================================================|
    FORM 4

UNITED STATES SECURITIES AND EXCHANGE COMMISSION              OMB APPROVAL
         Washington, D.C. 20549                          OMB Number: 3235-0287
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP         Expires: January 31, 2003
                                                      Estimated average burden
[X]                                                  hours per response . . 0.5
Check this box if no longer subject
to Section 16. Form 4 or Form 5            Filed pursuant to Section 16(a)of the
obligations may continue. See              Securities Exchange Act of 1934,
Instruction 1(b).                          Section 17(a) of the Public Utility
                                           Holding Company Act of 1935 or
(Print or Type Responses)                  Section 30(f) of the Investment
                                           Company Act of 1940

|=============================|========================================|=========================================|
|1. Name and Address of       | 2. Issuer Name and Ticker              | 6. Relationship of Reporting Person(s)  |
|   Reporting Person*         |    or Trading Symbol                   |    to Issuer (Check all applicable)     |
|                             |                                        |                                         |
|  Abdulaziz Bin Fahad        |  Alpha Virtual, Inc.           APHV    |  X  Director             10% Owner      |
|     Bin Abdullah            |                                        | ---                  ---                |
|-----------------------------|========================================|                                         |
|(Last)     (First)   (Middle)| 3.                   | 4. Statement    |     Officer (give        Other (specify |
|                             | I.R.S.Identification |    for Month/   | ---  title below)    ---       below)   |
|                             | Number of Reporting  |    Year         |                                         |
|  P.O. Box 9447              | Person, if an entity |                 |                                         |
|-----------------------------| (voluntary)          |  JUNE / 2002    |     ---------------      -------------- |
|       (Street)              |                      |                 |                                         |
|                             |                      |=================|=========================================|
|  Riyadh 11413,              |                      | 5. If Amendment,| 7. Individual or Joint/Group Filing     |
|  Kingdom of Saudi Arabia    |                      | Date of Original|                                         |
|-----------------------------|                      |   (Month/Year)  |  X  Form filed by One Reporting Person  |
|  (City)     (State)  (Zip)  |                      |                 | ---                                     |
|                             |                      |                 |     Form filed by More than One         |
|                             |                      |                 | --- Reporting Person                    |
|=============================|======================|=================|=========================================|

|===========================================================================================================================|
|                       Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially owned                   |
|===========================================================================================================================|
|=================|===========|===========|======================|=====================|===============|====================|
|1.               |2.         |3.         |4.                    |5.                   |6.             |7.                  |
|Title of Security|Transaction|Transaction|Securities            |Amount of Securities |Ownership Form:|Nature of Indirect  |
|(Instr. 3)       |Date       |Code       |Acquired (A)          |Beneficially Owned   |               |Beneficial Ownership|
|                 |           |(Instr. 8) |or Disposed of (D)    |at End of Month      |Direct (D) or  |                    |
|                 |(Month/Day/|           |Instr. 3, 4 and 5)    |                     |Indirect (I)   |                    |
|                 |Year)      |           |                      |(Instr. 3 and 4)     |(Instr. 4)     |(Instr. 4)          |
|=================|===========|====|======|=========|======|=====|===========|=========|===============|====================|
|                 |           |Code|   V  | Amount  |A or D|Price|           |         |               |                    |
|=================|===========|====|======|=========|======|=====|===========|=========|===============|====================|
|Common Stock     | 6/07/02   |  X |      |  875,000|  A   |$0.20| 16,340,959|         |    I          | By Global Alpha    |
|                 |           |    |      |         |      |     |           |         |               |    Corp.           |
|=================|===========|====|======|=========|======|=====|===========|=========|===============|====================|
|                 |           |    |      |         |      |     |           |         |               |                    |
|=================|===========|====|======|=========|======|=====|===========|=========|===============|====================|
|                 |           |    |      |         |      |     |           |         |               |                    |
|=================|===========|====|======|=========|======|=====|===========|=========|===============|====================|
|                 |           |    |      |         |      |     |           |         |               |                    |
|=================|===========|====|======|=========|======|=====|===========|=========|===============|====================|




|==================================================================================================================================|
|      Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                                              |
|       (e.g., puts, calls, warrants, options, convertible securities)                                                             |
|==========|==========|========|=======|===========|===========|==============|========|==========|==================|=============|
|1.        |2.        |3.      |4.     |5.         |6.         |7.            |8.      |9.        |10.               |11.          |
|Title of  |Conversion|Trans-  |Trans- |Number of  |Date       |Title and     |Price   |Number of |Ownership Form of |Nature of    |
|Derivative|or        |action  |action |Derivative |Exercise-  |Amount        |of      |Derivative|Derivative        |Indirect     |
|Security  |Exercise  |Date    |Code   |Securities |able and   |of            |Deriv-  |Securities|Securities        |Beneficial   |
|(Instr.3) |Price     |        |       |Acquired   |Expiration |Underlying    |ative   |Benefic-  |Beneficially Owned|Ownership    |
|          |of        |(Month/ |(Instr |(A) or     |Date       |Securi-       |Security|ially     |at End of Month   |             |
|          |Derivative|Day/    | 8)    |Disposed   |(Month/Day/|ties          |(Instr. |Owned at  |(Instr. 4)        |(Instr. 4)   |
|          |Security  |Year)   |       |of (D)     |Year)      |              |5)      |End of    |                  |             |
|          |          |        |       |(Instr. 3, |           |              |        |Month     |                  |             |
|          |          |        |       |4 and 5)   |           |              |        |(Instr. 4)|                  |             |
|==========|==========|========|====|==|===========|===========|==============|========|==========|==================|=============|
|Warrant   |  $0.20   | 6/07/02| X  |  |A          |immed.     |Common        |        |   -0-    |     I            | By Global   |
|Rt. to Buy|          |        |    |  |  875,000  | 6/07/02   |Stock         |        |          |                  | Alpha Corp. |
|          |          |        |    |  |           |           |  875,000     |        |          |                  |             |
|==========|==========|========|====|==|===========|===========|==============|========|==========|==================|=============|
|          |          |        |    |  |           |           |              |        |          |                  |             |
|          |          |        |    |  |           |           |              |        |          |                  |             |
|          |          |        |    |  |           |           |              |        |          |                  |             |
|==========|==========|========|====|==|===========|===========|==============|========|==========|==================|=============|
|          |          |        |    |  |           |           |              |        |          |                  |             |
|          |          |        |    |  |           |           |              |        |          |                  |             |
|          |          |        |    |  |           |           |              |        |          |                  |             |
|==========|==========|========|====|==|===========|===========|==============|========|==========|==================|=============|



Explanation of Responses:

            /s/ Abdulaziz Bin Fahad Bin Abdullah            2 July 2002
            ------------------------------------         ----------------
            **Signature of Reporting Person                   Date
            Abdulaziz Bin Fahad Bin Abdullah

Reminder:    Report on a separate line for each class of securities beneficially owned directly or indirectly.



           * If the form is filed by more than one reporting person, see Instruction 4(b)(v).

          ** Intentional  misstatements or omissions of facts constitute Federal
             Criminal Violations See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

       Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure

                                  End of Filing